EXHIBIT INDEX

99.1 Press Release

Matthew Kyler
Stockwalk Group, Inc.
763.542.3626
mkyler@stockwalk.com

FOR IMMEDIATE RELEASE:

SIPC TRUSTEE APPOINTED FOR MJK CLEARING CORP.

     MINNEAPOLIS...SEPTEMBER 28, 2001...MJK Clearing Corp., a subsidiary of Stockwalk Group, Inc. (Nasdaq: STOK), has announced that the Securities Investor Protection Corporation (SIPC) has appointed a trustee to represent the customers of the clearing subsidiary. Earlier this week, MJK Clearing Corp. reported it was in violation of the minimum capital requirement required by securities law, and halted trading in customer accounts.

     The naming of the trustee is for the protection of our customer accounts, and to allow the trustee to effect their orderly transition. The trustee, James P. Stephenson of

Faegre & Benson LLC of Minneapolis, will also be responsible for reviewing proposals from other broker dealers to help facilitate this transition.

     About Stockwalk Group, Inc.

     Based in Minneapolis, Minnesota, Stockwalk Group, Inc. is the parent company of Miller Johnson Steichen Kinnard, Inc., a full-service brokerage firm of approximately 400 investment executives in eight states; Stockwalk.com, Inc., an online trading company (AOL keyword: Stockwalk); and MJK Clearing, Inc., which provides comprehensive clearing and brokerage services to correspondents across the country. Stockwalk Group, Inc. common stock trades on the Nasdaq Stock Market under the symbol STOK. Its broker dealer subsidiaries are members of the National Association of Securities Dealers (NASD) and the Securities Investor Protection Corporation (SIPC). Miller Johnson Steichen Kinnard is a member of the Chicago Stock Exchange.

     For more information, visit www.stockwalkgroup.com or contact mkyler@stockwalk.com.

     Safe Harbor/Forward Looking Statement: This press release may contain forward-looking statements within the context of the Private Securities Litigation Reform Act of 1995 and may involve certain risks and uncertainties that could cause actual results to differ materially from expectations and such forward-looking statements. These risks and uncertainties may include, but are not limited to, the general economic environment, condition of the financial markets and securities industry, changes in consumer behavior, rapidly growing competition in the financial services industry, decreased trading activity, successful implementation of the company’s long-term strategy, development and acceptance of new products and services, dependence on and competition for key personnel. For a complete discussion of risks and uncertainties that may cause actual results to differ from those reflected in such forward looking statements, please refer to Exhibit 99.1 in our quarterly Form 10-Q report filed with the Securities and Exchange Commission on August 14, 2001.